Exhibit 32.2

CERTIFICATE OF

CHIEF FINANCIAL OFFICER

OF

RAM ENERGY RESOURCES, INC.

I, John M. Longmire, Chief Financial Officer of RAM Energy Resources, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the nine months ended September 30, 2007 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2007, and the results of the Company’s operations for the nine months ended September 30, 2007.

November 13, 2007	/s/ John M. Longmire
John M. Longmire
Senior Vice President and Chief Financial Officer